SEARS, ROEBUCK AND CO.
SEARS TOWER
CHICAGO, ILLINOIS  60684


EDWARD A. BRENNAN
Chairman of the Board

March 15, 1995

AN IMPORTANT REMINDER


Dear Fellow Shareholder,

     I am writing to remind you that our special meeting of Sears shareholders on March 31, 1995 is fast approaching, and we have not yet received your proxy to vote on the proposal to distribute Allstate common stock to Sears shareholders.

     You should have received your proxy materials earlier this month. The proxy statement describes the proposal and outlines the Board's support for the spin-off of Allstate to Sears common shareholders as a tax-free dividend.

     IT IS IMPORTANT THAT YOU SIGN, DATE AND RETURN YOUR PROXY CARD AS SOON AS POSSIBLE so that your vote will be counted at this historic time for Sears and Allstate. An additional proxy card and return envelope are enclosed for your convenience.

     We look forward to hearing from you soon, and thank you again for your consideration. If you have mailed your proxy card prior to receiving this letter, we appreciate your prompt response.


Sincerely,


/s/ Edward A. Brennan